FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-05

_____________________________________________
Sent: Tuesday, September 09, 2014 9:42 AM
Subject: GSMS 2014-GC24 -- New Issue Announcement (Public)(external)

GSMS 2014-GC24 -- New Issue Announcement (Public)(external)
$925.284mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Managers: Drexel Hamilton, LLC and Cantor Fitzgerald & Co.

Class	Moody's/KBRA/MSTR	Size($mm)	WAL(yr)	C/E	Cum LTV	Cum NOI Debt Yld
A-1	Aaa(sf)/AAA(sf)/AAA	43.288	2.63	30.000%	46.9%	14.6%
A-2	Aaa(sf)/AAA(sf)/AAA	53.778	4.86	30.000%	46.9%	14.6%
A-3	Aaa(sf)/AAA(sf)/AAA	22.590	6.78	30.000%	46.9%	14.6%
A-4	Aaa(sf)/AAA(sf)/AAA	270.000	9.83	30.000%	46.9%	14.6%
A-5	Aaa(sf)/AAA(sf)/AAA	282.234	9.86	30.000%	46.9%	14.6%
A-AB	Aaa(sf)/AAA(sf)/AAA	80.155	7.36	30.000%	46.9%	14.6%
A-S	Aaa(sf)/AAA(sf)/AAA	48.346	9.86	25.500%	49.9%	13.7%
B	Aa3(sf)/AA-(sf)/AA-	83.262	9.95	17.750%	55.1%	12.4%
C	A3(sf)/A(sf)/A	41.631	9.95	13.875%	57.7%	11.9%

X-A	Aaa(sf)/AAA(sf)/AAA	800.391	N/A	N/A	N/A	N/A
X-B	Aa3(sf)/AAA(sf)/AAA	83.262	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1.074bn
Number of Mortgage Loans:	75
Number of Mortgaged Properties:	116
Average Cut-off Date Mortgage Loan Balance:	$14.325mm
Weighted Average Mortgage Interest Rate:	4.5502%
Weighted Average Remaining Term to Maturity/ARD (months):	115
Weighted Average Remaining Amortization Term (months):	352
Weighted Average Cut-off Date LTV Ratio:	67.0%
Weighted Average Maturity Date/ARD LTV Ratio:	58.3%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.64x
Weighted Average Debt Yield on Underwritten NOI:	10.2%
% of Mortgage Loans with Additional Mezzanine Debt and Preferred Equity:	25.9%
% of Mortgage Loans with Subordinate Companion Loans:	8.1%
% of Mortgaged Properties with Single Tenants:	4.8%

Property Type:	33.3% Retail, 22.4% Office, 17.6% Multifamily, 9.3% Self Storage,
7.8% Hospitality, 6.3% Industrial, 2.2% Manufactured Housing,
0.8% Mixed Use, 0.3% Ground Leased Land

Top 5 States:	13.0% CT, 12.0% SC, 11.6% CA, 10.4% TX, 6.7% NC

Anticipated Timing
Global Investor Call:	Tue, Sep 9th
Anticipated Pricing:	Late Week of Sep 8th / Early Week of Sep 15th
Anticipated Closing:	Mon, Sep 29th

Global Investor Call Details
Date:	Tue, Sep 9th
Time:	3:00 PM ET
Int’l Toll Free:	719-325-2142
Passcode:	9896121

Anticipated Roadshow Schedule
Wednesday, Sep 10th
Boston, MA – Breakfast Meeting
  -Boston Harbor Hotel - North Atlantic & Foyer Room
  -70 Rowes Wharf, Boston, MA
  -8:30AM ET

Minneapolis, MN - Breakfast Meeting
  -Marquette Hotel – Red River Room
  -710 Marquette Avenue, Minneapolis, MN
  -8:00AM CT

Hartford, CT - Lunch Meeting
  -Hilton Hartford - Mark Twain Room
  -315 Trumbull Street, Hartford, CT
  -12:30PM ET

Free Writing Prospectus

Term Sheet

Annex A

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331)  for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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